Exhibit 22.1

TALOS ENERGY INC. SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES
12.00% Second-Priority Senior Secured Notes due 2026 (“12.00% Notes”)
Legal Entity	Issuer	Guarantor	Jurisdiction of Formation
Talos Production Inc. (“Issuer”)	X		Delaware
Talos Energy Inc. (“Parent Guarantor”)		X	Delaware
CKB Petroleum, LLC		X	Delaware
Stone Energy Holding, L.L.C.		X	Delaware
Talos Argo Inc.		X	Delaware
Talos Energy LLC		X	Delaware
Talos Energy Holdings LLC		X	Delaware
Talos Energy International LLC		X	Delaware
Talos Energy Offshore LLC		X	Delaware
Talos Energy Operating Company LLC		X	Delaware
Talos Energy Phoenix LLC		X	Delaware
Talos ERT LLC		X	Delaware
Talos Exploration LLC		X	Delaware
Talos Gulf Coast LLC		X	Delaware
Talos Gulf Coast Offshore LLC		X	Delaware
Talos Gulf Coast Onshore LLC		X	Delaware
Talos Oil & Gas LLC		X	Delaware
Talos Petroleum LLC		X	Delaware
Talos Production Finance Inc.		X	Delaware
Talos Resources LLC		X	Delaware
Talos Third Coast LLC		X	Delaware

The 12.00% Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Parent Guarantor and on a second-priority senior secured basis by each of the Issuer’s present and future direct or indirect wholly owned material domestic subsidiaries that guarantees the Issuer’s bank credit facility.